Exhibit 10.2

VIRION THERAPEUTICS, LLC –

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) OF VIRION THERAPEUTICS, LLC, a Delaware limited liability company (the “Company”), is made and entered into effective October 11, 2023 (the “Effective Date”), by and among the Company and those members listed on the attached Exhibit A. Each Person listed on Exhibit A, and upon such new member’s execution of an instrument signifying such person’s agreement to be bound by the terms and conditions of this Agreement (a “Joinder Agreement”), is hereinafter individually referred to herein as a “Member” and collectively as the “Members,” each of whom has been listed, as set forth on Exhibit A.

BACKGROUND

WHEREAS, the Company was formed as a Delaware limited liability company on January 2, 2018 under the Delaware Limited Liability Company Act, Del. Code Ann., Title 6, Chapter 18, §18-101 et seq. (the “Act”);

WHEREAS, the Members desire to enter into this Agreement in order to further establish the manner in which the Company’s business and affairs shall be managed and set forth the parties’ respective rights, duties, and obligations with respect to the Company, its properties and each other;

WHEREAS, on September 28, 2023, in accordance with Virion Therapeutics, LLC’s First Amended Operating Agreement dated September 30, 2021 (the “Legacy LLC Agreement”), a Majority of Interest of the Voting Members, of each class of Unit affirmatively voted in favor replacing the Legacy LLC Agreement with this Agreement; and;

WHEREAS, as a result of said vote, this Agreement fully replaces and supersedes the Legacy LLC Agreement, which is of no further force or effect.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound hereby, do mutually covenant and agree as follows:

Article 1.

DEFINITIONS

Certain capitalized terms used in this Agreement and not defined elsewhere herein shall have the following meanings:

“Accounting Period” means the period from the close of the preceding Accounting Period until the close of business on the first to occur of: (i) the last day of a Fiscal Year of the Company, (ii) the effective date of the withdrawal of a Member, or (iii) the date of the Company’s liquidation. In order to give effect to certain provisions of this Agreement, an Accounting Period shall also be deemed to have closed at the end of each quarter of a Fiscal Year.

“Act” means the Delaware Limited Liability Company Act, Delaware Code Amended, Title 6, §§18-101 et seq, as amended from time to time or any corresponding or succeeding law. Any reference in this Agreement to a specific statutory provision of the Act shall, unless otherwise specifically provided, include any successor provision(s) to the referenced provision.

An “Affiliate” (whether or not capitalized) of, or a Person “affiliated” with, a specified Person, is an entity that directly or indirectly, through one or more other Persons, controls, is controlled by, or is under common control with, the specified Person.

“Agreement” means this Second Amended and Restated Limited Liability Operating Agreement, as the same may be amended from time to time.

“Assets” means any and all tangible and intangible property owned by the Company including, without limitation, cash and securities (including shares of Ocean Biomedical, Inc.), patents, biological materials, technical information, and other owned or licensed intellectual property.

“Bankruptcy” means, with respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy. A “Voluntary Bankruptcy” means, with respect to any Person, the Person’s inability generally to pay its debts as such debts become due, or such Person’s admission in writing of its inability to pay its debts generally, or such Person’s general assignment for creditors’ benefit; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, or corporate action taken by such Person to authorize any of the actions set forth above. An “Involuntary Bankruptcy” means, with respect to any Person, without such Person’s consent or acquiescence, entering an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency or similar statute, law, or regulation, or filing any such petition against such Person which petition shall not be dismissed within 90 days, or, without such Person’s consent or acquiescence, entering an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within 60 days.

“Book Value” means, with respect to any Company Asset, the adjusted basis of such Asset for federal income tax purposes, except as follows:

(a) the initial Book Value of any Company Asset contributed by a Member to the Company shall be the gross fair market value of such Company Asset as of the date of such contribution, as determined by the Directors;

(b) immediately prior to the distribution by the Company of any Company Asset to a Member, the Book Value of such Asset shall be adjusted to its gross fair market value as of the date of such distribution, as determined by the Directors;

(c) the Book Value of all Company Assets shall be adjusted to equal their respective gross fair market values, as determined by the Directors, as of the following times:

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(i) the acquisition of additional Units in the Company by a new or existing Member in consideration of a Capital Contribution of more than a de-minimis amount;

(ii) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for any of such Member’ s Units in the Company;

(iii) the grant of any Interest to a service provider; and

(iv) the liquidation of the Company within the meaning of Regulations section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a), (b) and (c) above need not be made if the Directors reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(d) the Book Value of each Company Asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company Asset pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Regulations section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (iv) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) if the Book Value of a Company Asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the depreciation taken into account with respect to such Company Asset for purposes of computing Profits and Losses.

“Capital Account” means, with respect to any Member, such Member’s Capital Account determined in accordance with Section 6.5 of this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of money or fair market value of other property contributed to the Company by such Member pursuant to Article 5.

“Cash Flow” means, for any Fiscal Year or other Accounting Period of the Company, (A) the gross cash receipts of the Company from all sources (not including amounts borrowed by the Company from Members or non-Members), plus amounts utilized or released from reserves that previously reduced Cash Flow, less (B) Operating Expenses, and less (C) any amounts reasonably determined by the Directors to be necessary to provide reasonable reserves for working-capital needs or any other contingencies of the Company following such Fiscal Year or other Accounting Period. For the avoidance of doubt, Capital Contributions shall not be included in Cash Flow.

“Certificate of Formation” means the certificate of formation of the Company filed with the Secretary of State of the State of Delaware on January 2, 2018.

“Change of Control” shall mean either: (i) a merger, consolidation, reorganization, or other business combination of the Company with one or more other entities in which the Company is not the continuing or surviving entity, (ii) a sale, lease, or exchange of all or substantially all of the Company’s Assets to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are members or affiliates immediately prior to the transaction) owning, either directly or indirectly, fifty percent (50%) or more of the combined voting power of all the Company’s equity interests (provided that the Company’s sale of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder).

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“Class A Approval” shall mean the prior approval of holders of a Majority in Interest of the Class A Units.

“Class A Member” shall mean any Member that is a holder of Class A Units.

“Class A Units” shall mean Units of Class A limited liability company interests in the Company. The Class A Units shall have voting rights on any matters which are subject to a vote by Members, except as are set forth in the Act.

“Class B Member” shall mean any Member that is a holder of Class B Units.

“Class B Units” shall mean Units of Class B limited liability company interests in the Company. Subject to the rights set forth in Section 7.12.5 hereof, the Class B Units shall not have voting rights on any matters which are subject to a vote by Members, except as are otherwise specified in this Agreement or under the Act.

“Class C Member” shall mean any Member that is a holder of Class C Units of limited liability company interests in the Company.

“Class C Units” shall mean Units of Class C limited liability company interests in the Company. The Class C Units shall have voting rights on any matters which are subject to a vote by Members, except as are set forth in the Act.

“Code” means the Internal Revenue Code of 1986, as amended. All references herein to Code sections shall include corresponding provisions of future federal tax statutes.

“Common Units” shall mean the Class A Units, the Class B Units and the Class C Units. Common Units have no preferences with respect to Special Distributions (as defined below) or Operating Distributions (as defined below), or with respect to a Major Company Transaction, except such as are provided in Sections 6.16.1 and 6.2.

“Company” means Virion Therapeutics, LLC, a Delaware limited liability company.

“Company Property” means all properties and Assets which the Company may own or have an interest in from time to time.

“Depreciation” shall mean, for each Accounting Period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an Asset for such Accounting Period, except that if the Book Value of an Asset differs from its adjusted basis for federal income tax purposes at the beginning of such Accounting Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Accounting Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an Asset at the beginning of such Accounting Period is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Directors.

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“Directors” means the Persons appointed pursuant to Section 7.2 hereof and in whom the management and control of the Company and its business and affairs is vested, subject to and in accordance with the terms and the limitations set forth in this Agreement.

“Fiscal Year” means a calendar year; but, upon dissolution of the Company, means the period from the end of the last preceding Fiscal Year to the date of such dissolution.

“Indemnitee” has the meaning specified in Section 7.13.1 of this Agreement.

“Interest” means all of the legal and equitable rights enjoyed by a holder of Units in the Company, including without limitation, such holder’s right to allocations of the profits and losses of the Company, the right to receive distributions of the Company’s Assets, the right to vote based on such holder’s Voting Percentage (if any) and such other rights as such holder may have pursuant to this Agreement and the Act.

“Joint Venture Charter” means that certain Virion Joint Venture Executive Committee Charter attached hereto as Exhibit B.

“License Agreement” means the License Agreement, effective as of January 2, 2018, by and between the Company and Wistar.

“Major Company Transaction” means any consolidation or merger, or any sale outside of the ordinary course, or transfer or other disposition of all or substantially all its property, Assets, business and good will as an entirety, or the liquidation, dissolution or winding up of the Company.

“Majority in Interest” means, with respect to all or any referenced group of Members (other than Class B Members), a combination of any of such Members who, in the aggregate, have more than fifty percent (50%) of the Voting Percentage based on the number of Units held by all or such referenced group of Members.

“Member” means each Person who (i) holds Units of the Company or acquires Units of the Company after the Effective Date in accordance with this Agreement, and (ii) has executed this Agreement or otherwise expressly agrees, in a writing satisfactory to the Directors, (A) to be bound by all of the terms of this Agreement and (B) to assume and agree to perform all of the agreements and obligations set forth in this Agreement with respect to the Units acquired by such Person. Any Person who has ceased to hold any Units of the Company shall cease to be a Member. “Members” refers to Class A Members, Class B Members, Class C Members, Preferred Members and the Ocean Class Member, collectively. At any time that there is only one Member of the Company, the term “Members” when used in this Agreement shall refer to the one Member.

“Ocean Class Member” shall mean the Member of record holding the Ocean Class Unit, which shall initially be Ocean Biomedical, Inc.

“Ocean Class Unit” shall mean a Units of limited liability company interest in the Company. The Ocean Class Unit shall have voting rights on any matters which are subject to a vote by Members, except as are set forth in the Act.

“Ocean Ownership Percentage” shall mean 50.00%.

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“Operating Expenses” means amounts required to be paid and actually paid in cash by the Company during a given Fiscal Year or other Accounting Period, including, but not limited to, guaranteed payments (if any), capital expenditures, previously approved company studies and research and development activities, including GnA, vendor payments as outlined in milestones and company goals and activities, the payment of principal and interest on any loans made to the Company and expenses incurred in connection with (i) the formation of the Company and (ii) the Company’s indemnification obligations under this Agreement.

“Ownership Percentage” shall mean, with respect to the Ocean Class Member, the Ocean Ownership Percentage, and with respect to each Member other than the Ocean Unit Member, a percentage determined by dividing the number of Units held by such Member by the total number of Units outstanding (other than the Ocean Class Unit), multiplied by the difference of (i) One (1) minus (ii) the Ocean Ownership Percentage; provided to the extent the use of Ownership Percentage refers to a subgroup of Members (such as the Members holding Preferred Units), “Ownership Percentage” shall mean with respect to a Member in such subgroup, a percentage determined by dividing the number of applicable Units held by such Member by the total number of the applicable Units outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, non-incorporated organization, government entity, or any agency or political subdivision thereof.

“Preferred Member” shall mean any Member that is a holder of Preferred Units.

“Preferred Units” shall mean Units of Preferred limited liability company interests in the Company, including the Preferred Units (Series 2). Preferred Units shall have the preferences with respect to Special Distributions and Operating Distributions, and with respect to Major Company Transactions, as are provided in Sections 6.1 and 6.2. The Preferred Units shall have voting rights on any matters which are subject to a vote by Members, except as are set forth in the Act.

“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, as determined by the Company’s accountants, in accordance with Code §703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to §703(a)(1) of the Code shall be included in Profits or Losses with the following adjustments (and any other adjustments as may be required, in the discretion of the Directors, to comply with the capital account maintenance rules of Treasury Regulations §1.704-1(b)(2)(iv)):

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added to such income or loss.

(b) There shall be subtracted from such income or loss any expenditures of the Company not deductible in computing its taxable income or not properly chargeable to capital account (and that are not otherwise taken into account in computing Profits and Losses pursuant to this definition), any expenditures contemplated by Code §709 (except for amounts with respect to which an election is properly made under Code §709(b)), and any expenditures resulting in a deduction for a loss incurred in connection with the sale or exchange of Company property that is disallowed to the Company under Code §267(a)(1) or Code §707(b).

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(c) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the disposed of property, notwithstanding that the adjusted tax basis of such property differs from its Book Value.

(d) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation.

(e) Upon any actual or deemed distribution to a Member of any Company property (other than cash or cash equivalents) with respect to any Interest, there shall be included and taken into account any unrealized gain or unrealized loss attributable to such distributed property, as if such unrealized gain or unrealized loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to the fair market value of such property.

(f) In the event that the values of the Company Assets are adjusted in accordance with Regulations §1.704-1(b)(2)(iv)(f), the aggregate adjustments shall be included and taken into account in computing Profits or Losses pursuant to the terms of this Agreement, as if the Company recognized gain or loss on a sale of such Assets at such time equal to the amount of such aggregate adjustments.

(g) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Schedule A of this Agreement shall not be taken into account in computing Profits or Losses.

After taking into account the foregoing adjustments to taxable income, if the result is an excess of income and gains over expenditures, losses and deductions, the Company shall be treated as having “Profit”, and if the result is an excess of expenditures, losses and deductions over income and gains, the Company shall be treated as having “Loss”. In addition, the amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Schedule A of this Agreement shall be determined by applying rules analogous to those set forth above in clauses Article 1(a) through Article 1(g).

“Regulations” means the temporary and final regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code, as the same may be amended or supplemented from time to time.

“Regulatory Allocations” shall have the meaning specified in Schedule A to this Agreement.

“Super Majority” means the affirmative vote of at least 70% of the Board of Directors.

“Tax Amount” means, with respect to a Member for an Accounting Period, an amount equal to the taxable income allocated to such Member with respect to such Accounting Period minus taxable loss allocated to such Member during prior Accounting Periods that has not yet been taken into account for purposes of this definition of Tax Amount, multiplied by the Tax Rate.

“Tax Rate” shall mean the greater of the highest marginal corporate or individual U.S. federal, state and local tax rates applicable to any Member.

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“Transfer” means, with respect to any Units in the Company, any transfer, sale, bequest, assignment, pledge, encumbrance, or gift thereof, or attempt to deliver a security interest therein (including, for the avoidance of doubt, any repurchase of Units by the Company).

“Unit” means a unit of Interest in the Company.

“Unpaid Invested Capital” means with respect to a Member, means such Member’s initial Capital Contribution to the Company, as (x) increased from time to time, by the aggregate amount of any additional Capital Contributions made by such Member from and after the date hereof, and (y) reduced, from time to time, but not below zero, by distributions made to such Member under Section 6.1.

“Voting Percentage” means, in regards to the Ocean Class Member, a percentage equal to the Ocean Ownership Percentage, and in regards to all other Members, as of any date of determination, the percentage determined by dividing (a) the total number of Units (other than Class B Units or Ocean Class Unit) held by a Member or group of Members as of such date by (b) the total number of Units (other than Class B Units or Ocean Class Unit) held by all Class A, Class C and Preferred Members as of such date, multiplied by the difference of (i) One (1) minus (ii) the Ocean Ownership Percentage.

Article 2.

ORGANIZATION

Formation. The Company was formed as a Delaware Limited Liability Company upon the filing of a Certificate of Formation under and pursuant to Section 18-214 of the Act on January 2, 2018 (the “Formation Date”).

Name. The name of the Company is “Virion Therapeutics, LLC.”

Place of Business. The registered office of the Company in Delaware shall be located at 7 Creek Bend Court, Newark, DE 19711. The principal place of business shall be located at Virion Therapeutics, LLC, C/O B+labs, Cira Centre, 2929 Arch Street, Suite 1800, Philadelphia, PA 19104, or at such place as the Directors, in their discretion, may determine. The Directors may from time to time change the Company’s principal place of business or registered office. The Directors may establish additional offices or places of business of the Company (and may register the Company as a foreign entity in any jurisdiction where the Company has an office) when and as they deem appropriate.

Registered Agent. The registered agent for the Company, if any, shall be such party or parties as may be designated by the Directors. The registered agent for the Company at the registered office shall initially be Bernard Rudnick, Number 9588287.

Article 3.

PURPOSE

Purpose. The business of the Company shall include, without limitation, (i) to advance the preclinical and clinical development of human uses of chimpanzee adenoviral vector based vaccines, alone or in combination with checkpoint modifiers, for human infectious diseases and cancers with initial development programs to include advanced solid tumors and hepatitis B virus (HBV); and to engage in all activities and transactions as may be necessary, advisable or desirable, as determined by the Directors, to carry out the foregoing. and (ii) to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and to engage in any and all activities necessary or incidental thereto.

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Powers of Company. The Company shall have all the powers permitted by law which are necessary or desirable in carrying out the purposes and business of the Company, including, but not limited to, the following:

1.1.1. Transact business in any state or nation in which the Company may lawfully act, for itself or as principal, agent, or representative for any Person;

Enter into, make, perform, and carry out, or cancel and rescind, contracts and other obligations for any lawful purpose;

Employ on behalf of the Company legal counsel, accountants, investment advisors and other professional advisors;

Compromise, submit to arbitration, sue on, and defend claims in favor of or against the Company; and

Exercise all of the general rights, privileges and powers permitted by the provisions of the Act, as adopted or hereafter amended or supplemented.

Article 4.

TERM

The Company’s term commenced on the Formation Date and shall continue unless and until dissolved in accordance with Article 10 of this Agreement.

Article 5.

CAPITAL ACCOUNTS, UNITS AND STATUS OF MEMBERS

5.1. Members. The Members shall have the rights and obligations set forth in this Agreement.

5.2. Membership Interests. The Company may issue Membership Interests in the Company which shall be represented by units (herein referred to as the “Units”); The Units were comprised, initially, of: (i) Six Million (6,000,000) Class A Units, which shall be the Membership Interests owned and held or to be owned and held by the Class A Members (the “Class A Units”); (ii) up to One Million Three Hundred Fifteen Thousand Seven Hundred Eighty-Nine (1,315,789) Class B Units (the “Class B Units”), owned or to be held by the Class B Members; (iii) up to Seven Million Eight Hundred Seventy-Five Thousand, Four Hundred Sixty-Five (7,875,465) Class C Units (the “Class C Units”), owned or to be held by the Class C Members in reserve for unit options, warrants and profits interest units; (iv) up to Eleven Million Three Hundred Fifty-Four Thousand Seven Hundred Seven (11,354,707) Preferred Units, of which 5,768,129 Units shall be designated as Preferred Units (Series A-2) (collectively the “Preferred Units”) to be owned and held by the Preferred Class Members; and (v) One (1) Ocean Class Unit, which shall be the Membership Interest owned and held by Ocean Biomedical, Inc. (the “Ocean Class Unit”). The rights, preferences, designations, privileges and restrictions granted to and imposed upon the Preferred Units are as set forth in Section 5.3. Exhibit A set forth Class and number of Units held by each Member.

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5.3. Preferred Preference. The Preferred Members shall have a preferred return equal to the amount of their respective initial Capital Contributions relating to such Preferred Units (the “Preferred Preference Amount”) until such time as the Preferred Members shall have received distributions equal, in the aggregate, to such Members’ Preferred Preference Amounts. Receipt of a distribution that qualifies as a Special Distribution as defined in Section 6.1, shall not result in reduction of the Preferred Preference Amount of any Preferred Member.

5.4. Issuance of Units. The Company is authorized to issue Units, or options or warrants to purchase Units, to any Person at such prices and on such terms per Unit as may be determined by the Directors and in exchange for either Capital Contributions or the provision of services, as may be determined by the Directors. Units issued shall be Common and Preferred Units. Neither the number of Units held by a Member nor the Capital Account of a Member shall be affected by any issuance by the Company of Units to other Members. The Company is authorized to issue Ocean Units, upon the terms and subject to the conditions set forth herein.

5.5. Initial Capital Contribution. The Directors shall be responsible for maintaining accurate Company records, including the Members’ Capital Contributions.

5.6. Additional Members. The Company may admit additional Members upon obtaining the Directors’ written consent, and upon compliance with such procedures as are established in accordance with this Agreement. Allocations and distributions to each Member and Voting Percentages shall be adjusted to account for newly issued or transferred Units and for any equity securities issued.

5.7. Reserved.

5.8. No Obligation to Make Additional Contributions. No Member shall be obligated to make any capital contributions to Company. The Members shall have no liability to the Company, to the other Members, or to the Company’s creditors on account of any deficit balance in such Member’s Capital Account.

5.9. Return of Capital. No Member shall have the right to demand the return of such Member’s Capital Contribution or any other distributions (whether of cash or Company Property) from the Company, except as otherwise expressly provided herein. No interest or royalties shall be paid to any Member on its Capital Contribution. No Member shall have priority over any other Member, either as to the return of its Capital Contribution or as to Profits, Losses or distributions, except as may be specifically set forth in this Agreement. This Section 5.9 expressly overrides any rights to distributions or other payments to which a Member or assignee thereof might otherwise be entitled under the default provisions of Section 18-604 of the Act or any other provision of the Act.

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5.10. Voting Rights of Units. Unless otherwise required by applicable law or explicitly set forth herein, on any matter on which Members of the Company are entitled to vote or consent pursuant to the terms of this Agreement or applicable law, the Ocean Class Unit shall have a Voting Percentage equal to the Ocean Ownership Percentage, and the remaining Voting Percentage allocated pro rata amongst each Unit Classes, excluding, in all instances the Class B Units, which are non-voting Units, and the Ocean Class Unit. Except as specifically provided in this Agreement, all matters of the Company which are to be determined by a vote or consent of Units shall be determined by a Majority in Interest of the Members entitled to vote on the matter.

5.11. Transactions with Company. Subject to any limitations set forth in this Agreement, a Member may and with the prior approval of a Majority in Interest after full disclosure of the Member’s involvement, enter into any transaction with, contract with, or otherwise compensate any Member or an Affiliate (including modification of such contract) or enter into any material modification, amendment or restructuring of any transaction or contract with any Member or Affiliate; provided however, the determination of Majority in Interest shall exclude from such calculation the ownership of the Member transacting business with the Company. Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

5.12. Remuneration to Members. Except as otherwise authorized in, or pursuant to, this Agreement or another agreement with the Company, no Member is entitled to remuneration for acting in the Company business, subject to the entitlement of the Managers,

5.13. Members Are Not Agents. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind nor execute any instrument on behalf of the Company.

Article 6.

DISTRIBUTIONS; ALLOCATION OF PROFITS AND LOSSES; CAPITAL ACCOUNTS

6.1. Distributions. In the event that the Company achieves within any Fiscal Year new licensing revenue, including but not limited to upfront payments, milestones, and royalties (the “Licensing Revenue”), the Company then may make a distribution (a “Special Distribution”) to Ocean Unit Members and Preferred Unit holders. The aggregate Special Distributions made to Preferred Unit Holders pursuant to this Agreement shall not exceed the Preferred Unit Holder’s aggregate invested capital. Any Special Distributions to Preferred Unit Holders shall require a Special Distribution to the Ocean Unit Member in an amount such that the amount of the Special Distribution to the Ocean Unit Member shall be a percentage of the aggregate Special Distributions equal to the Ocean Ownership Percentage. Subject to this Section 6.1, distributions that are not determined by the Board to be Special Distributions (the “Operating Distributions”) shall be made out of Cash Flow at such times as the Directors shall determine. Any such Operating Distribution to be made under this Section 6.1 shall be distributed in the following order: (a) first, (i) to the Preferred Members in accordance with and in proportion to their respective unpaid Preferred Preference Amounts, until the respective unpaid Preferred Preference Amounts of all Preferred Members have been reduced to zero, and (ii) to the Ocean Unit Member in an amount such that the amount of the distribution made to the Ocean Unit Member under this subsection (a) shall be a percentage of the aggregate distributions made under this subsection (a) equal to the Ocean Ownership Percentage; (b) second, (i) upon full payment of the Preferred Preference Amount, remaining amounts of the distribution shall be distributed, in an amount equal to the aggregate Preferred Preference Amount, to the Class A Members, Class B Members, and Class C Members pro-rata in accordance with the respective Ownership Percentages of each Class A Member, Class B Member, and Class C Member, and (ii) to the Ocean Unit Member in an amount such that the amount of the distribution made to the Ocean Unit Member under this subsection (b) shall be a percentage of the aggregate distributions made under this subsection (b) equal to the Ocean Ownership Percentage; and (c) thereafter, to all Members pro-rata in accordance with their respective Ownership Percentages. The amounts and terms of any Special Distribution and Operating Distributions is the Board’s sole discretion and shall be dependent upon the Company’s financial condition, its profitability, results of operations, capital requirements, and such other factors as the Board deems to be relevant.

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6.2. Dissolution or Winding-Up; Sale of Company. Upon termination and winding up of the Company pursuant to Article 10, or upon the consummation of any Major Company Transaction, as applicable, the Company Assets remaining after paying all the Company’s liabilities and funding all reserves, to the extent the Board deems reasonable, shall be distributed in accordance with Section 6.1.

6.3. Tax Distributions. Notwithstanding the foregoing, the Directors shall cause the Company to distribute, no less frequently than annually, promptly following the end of each Fiscal Year, to each Member, such Member’s Tax Amount. Any distribution under this Section 6.3 shall be treated as an advance against distributions under Section 6.1 or Section 6.2, as applicable.

6.4. Allocation of Profit or Loss. Except as otherwise provided in Section 6.5, Profits, Losses and items thereof for any Fiscal Year shall be allocated among the holders of Units in such a manner so that, as of the end of such Fiscal Year, the sum of (a) the Capital Account of each holder, (b) such holder’s share of Company Minimum Gain (as determined according to Regulation Section 1.704-2(g)), and (c) such holder’s Member Nonrecourse Debt Minimum Gain shall be equal to the respective net amounts, positive or negative, that would be distributed to them or for which they would be liable to the Company under this Agreement, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Book Value, and (ii) distribute the proceeds of liquidation pursuant to Section 10.2, or for which such holder would be liable to the Company under the Act.

6.5. Special Tax Allocations; Other Allocation Rules; Tax Allocations: Code Section 704(c). Certain Regulatory Allocations are as set forth on Schedule A attached hereto and made a part hereof.

6.6. Reserved.

6.7. Solely for purposes of allocating Profits, Losses, and each item thereof as set forth in this Agreement, the Company shall recognize the Transfer of such Units no later than the end of the calendar year during which it receives written notice of such Transfer and the other requirements in Article 8 hereof are satisfied, provided that if the Company does not receive a written notice stating the date such Units were transferred and such other information as the Directors may reasonably require within 30 days after the end of the calendar year during which the Transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the Company’s books and records, on the last day of the accounting period during which the Transfer occurs, was the owner of the Units. The Directors and the Company shall incur no liability for making allocations and distributions in accordance with the provisions of this Section 6.7, whether or not the Directors or the Company knows of any Unit ownership Transfers.

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6.8. Capital Accounts. The Company shall maintain separate capital accounts (each a “Capital Account”) for each Member pursuant to the principles of this Section 6.8 and Regulations section 1.704-1(b)(2)(iv). The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations promulgated under Section 704(b) of the Code. The Capital Account of each Member shall be increased by (a) the cash amounts of such Member’s Capital Contribution, (b) the fair market value of any property contributed to the Company by the Member as agreed to by the Members, less any indebtedness to which such property is subject or which is assumed by the Company in connection with the contribution (except that any amount by which such indebtedness exceeds such fair market value of the property shall be treated as a debit to the Member’s Capital Account), and (c) such Member’s share of Profits and any items in the nature of income and gain specially allocated to it, and shall be decreased by (y) the amount of cash and the fair market value of other property the Company distributed to such Member less any indebtedness to which such property is subject or which is assumed by the Member in connection with the distribution (except that any amount by which such indebtedness exceeds such fair market value of the property shall be treated as a credit to the Member’s Capital Account), and (z) such Member’s share of Losses and any items of expense or loss specifically allocated to it.

6.9. If a Member Transfers any Units in accordance with the provisions of this Agreement, the transferee shall succeed to the individual Capital Account of the transferor to the extent such Capital Account relates to the transferred Units.

6.10. This Agreement’s intent is that each Member’s allocations and distributions shall be made in accordance with Section 704(b) of the Code and the Regulations promulgated thereunder. If the Company is advised by legal counsel that any matter or matters contained in this Agreement are unlikely to be effective for federal income tax purposes, the Directors are hereby granted the power to amend the allocation and/or distribution provisions of this Agreement, on the advice of legal counsel to the Company, to the minimum extent necessary to effect the allocation of Profits and Losses herein in compliance with the Code and Regulations (each, a “New Allocation”), provided that such New Allocation shall not materially alter the economic agreement among the Members. Any New Allocation made pursuant to this Section 6.10 shall be deemed to be a complete substitute for any allocation otherwise provided for in Section 6.1, and no Member’s approval shall be required. The Directors shall use their best efforts to cause the New Allocation to resemble in all material respects and to the maximum extent possible the allocations contained in this Agreement as originally adopted; the Directors, however, make no warranties in this regard. No New Allocation, and no choice by the Directors among possible alternative New Allocations, shall give rise to any claim or cause of action by any Member against any party, including but not limited to, other Members, the Directors, the Company’s counsel, or accountants, or any individual related thereto.

Article 7.

MANAGEMENT; DIRECTORS AND OFFICERS

7.1. Management by Board of Directors. The Company’s business and affairs shall be managed, and all Company powers shall be exercised, by or under the Board of Director’s (the “Board”) direction, unless provided otherwise in this Agreement or the laws of the State of Delaware. The Board shall have the general powers possessed by a corporate Board of Directors under the Delaware General Corporation law, including inter alia, the appointing Company officers, issuing Membership Interest Units and approving amendments to this Agreement, subject to the limitations set forth in paragraph (a) below.

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Notwithstanding the provisions of this Section 7.1, the authority of the Board shall be limited as follows:

(a)	Items Requiring a Super Majority Board Approval. The Board shall not authorize the Company to, nor shall the Company take, any of the following actions without Super Majority approval of the Board:

(i)	Increase or decrease the authorized number of Units;

(ii)	Authorize, issue, or reclassify Units having any rights or preferences superior to any preference or priority set forth herein;

(iii)	The dissolution or liquidation of the Company pursuant to Article 10;

(iv)	Amend this Agreement in any manner which would adversely affect the rights of the holders of the Units of any Class or Series of Membership Interest in the Company;

(v)	Amend the Certificate of Formation (except to change the registered agent or registered address);

(vi)	Consummate a Change of Control transaction;

(vii)	Sell, transfer or otherwise liquidate any Asset of the Company, the value of which exceeds $100,000, or

(viii)	Take any action contrary to the internal policies and procedures of the Company, including, without limitation, the Company’s securities trading policies.

7.2. Board Membership. The Company shall have five (5) Directors, unless the number of Directors, constituting the entire Board, is changed by the Board as provided herein. In their sole discretion, by consent of a Majority in Interest, the Class A Members, Class C Members and Preferred Members shall appoint three (3) Directors pursuant to Section 7.12.5. In its sole discretion, Ocean Biomedical, Inc. shall appoint two (2) Directors. For the absence of doubt, these Director appointments do not require subsequent Board approval. The number and proportional assignments of Directors may be changed by a Board resolution with unanimous Board approval. Directors shall be elected at each annual meeting. Directors need not be holders of Units unless so required by this Agreement. Each Director, including a Director elected to fill a vacancy, shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. No reduction of the authorized number of Directors shall have the effect of removing any Director before such Director’s term of office expires.

7.3. Meetings of Directors. (a) At any meeting of the Directors, each Director shall be entitled to one (1) vote on any matter presented to the Directors. Unless otherwise set forth herein, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Directors. Every meeting of the Directors shall be presided over by the Chairperson, or, in the Chairperson’s absence, by such Director as shall be selected by the majority of the Directors present at the meeting. The Chairperson, or the presiding Director, as the case may be, shall select a Person (who need not be a Director) to act as the meeting’s secretary. The secretary of each meeting of the Directors appointed in accordance with this Section 7.3 shall record the Directors’ deliberations and determinations in written minutes which the secretary shall circulate to the Directors after the meeting for their review and approval at or before the next meeting of the Directors. Observers will be non-voting attendees and will include members of the Executive Team and The Wistar Institute, and as otherwise identified by the Chief Executive Officer, or his or her designees.

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(b) In the absence of a quorum, those Directors present may adjourn the meeting to a specified date (which shall not be less than seventy-two (72) hours after the date of the originally scheduled meeting). If the adjourned meeting lack a quorum, that meeting may again be adjourned to a specified date (which shall not be less than seventy-two (72) hours after the date of the first adjourned meeting). Notice of an adjourned meeting shall be given in the manner specified in this Section 7.3, except that (i) such notice need not be delivered more than seventy-two (72) hours prior to the adjourned meeting, and (ii) notice of a second adjourned meeting shall be accompanied by a meeting agenda describing in general terms the matters to be discussed and approved at the meeting. At any adjourned meeting at which the requisite quorum is present any action may be taken which might have been taken at the meeting as originally called.

(c) Unless otherwise restricted by the Certificate of Formation or this Agreement, any action required or permitted to be taken at any meeting of the Directors may be taken without a meeting if all Directors consent in writing. Any one or more Directors shall be entitled to participate in a meeting of the Directors by means of a conference telephone or similar communications equipment allowing all Persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

7.4. Compensation of Directors; Reimbursement of Expenses. A Director may receive from the Company a salary or other compensation (i.e. units) for services as a Director if so determined by a Super Majority of the Directors, and only after the Company has raised a minimum of $10 million dollars in cash from sales of equity, grants, or licensing fees. Directors not appointed by the Ocean Unit Member shall be reimbursed by the Company for reasonable, customary, and necessary business expenses incurred or paid by the Director in the performance of his or her duties and responsibilities on the Company’s behalf, subject to reasonable substantiation and documentation.

7.5. Status and Duties of Directors.

(a) Each Director shall perform his or her duties as a Director in good faith, in a manner he or she reasonably believes is in the Company’s best interests, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

(b) In performing their duties, each Director shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports, or statements (including financial statements and information, opinions, reports, or statements as to the value or amount of the Assets, liabilities, profits or losses of the Company, or any facts pertinent to the existence and amount of Assets from which Distributions to Members might properly be paid), of the following other Persons or groups: (A) one or more officers or employees of the Company, or any of its Affiliates; (B) any attorney, independent accountant, or other Person the Company or any of its affiliates employs or engages with; or (C) any other Person who has been selected with reasonable care by or on behalf of the Company or any of its Affiliates, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

7.6. Limitations on Liability. No Director shall be liable for any debt, obligation, or Company liability, except as provided by law or as specifically provided otherwise in this Agreement. No Director shall be required to lend money to the Company or make any Capital Contribution to the Company in his or her capacity as a Director.

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7.7. Directors’ Insurance. The Company will purchase and maintain insurance for the benefit of any indemnified Person who is entitled or permitted to receive indemnification under Section 7.13 against any liability asserted against or incurred by such indemnified Person in any capacity or arising out of such indemnified Person’s service with the Company.

7.8. Sale of Company Assets or Units. Each Member agrees that such Member shall sell all or a proportionate share of the Units held by such Member in any sale of Units approved by a Super Majority of the Directors and the proceeds of such sale shall be distributed in accordance with the provisions of Section 6.2, as if such proceeds were received for a sale of the Assets. In such instance, the Members agree to (i) exercise any voting or approval rights hereunder in favor of such sale and to not exercise any dissenters’ or appraisal rights with respect thereto, and (ii) to the extent requested by the Board, become a party to any applicable purchase agreement, agreement of merger, consolidation or reorganization, or other agreement to effect such sale. The Members agree to make to the buyer representations, warranties, covenants, indemnities and agreements determined to be reasonable by the Board; provided, that all representations, warranties, covenants, indemnities and agreements shall be made by the Members severally and not jointly; and provided further, that the liability for indemnification, in addition to being several and not joint, shall be allocated pro rata in accordance with the relative proportion of the consideration paid to such Member, if any, in such transaction (“Proceeds”), other than as to such liability in respect of the representations and warranties made to the buyer as to itself and its properties and liability in respect of its performance of its obligations to the buyer, as to which its liability shall not be limited by such allocation, and as to which no other Member shall have liability unless otherwise agreed in writing. Members’ liability in respect of such transfer will not exceed such Member’s Proceeds, except that in the case of liability for fraud or willful misconduct by such Member, such Member shall bear the full liability therefor.

7.9. Reorganization. In the event the Board determines that it is desirable or helpful for the Company’s business to be conducted as a corporation rather than as a limited liability company to facilitate a public offering or private placement of Company securities or for other reasons as Board determines to be in the Company’s best interests, the Board, in its sole discretion, has the power to incorporate the Company, whether through a conversion, merger, reorganization, or other transaction (a “Corporate Conversion”, and such new corporation, the “Issuer Corporation”). In connection with any such Corporate Conversion, the Members shall receive, in exchange for their Units, shares of capital stock of such Issuer Corporation having the same relative economic interest (as the Board determines its sole but good faith discretion) as such Members have in the Company immediately prior to the Corporate Conversion, subject to such modifications as the Board deems necessary or appropriate to ensure an equitable distribution to all Company equity holders, including, without limitation, those holders of options, warrants and/or profits interests, or to take into account the change in form from a limited liability company to a corporation. In consummating a Corporate Conversion, the Board has the power to prepare, as appropriate, the certificate of incorporation, by-laws, voting agreement, investor rights agreement, and/or any other governing documents or equity holder agreements as the Board, in its sole discretion, deems to be necessary or appropriate in consummating the Corporate Conversion

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7.10. Officers.

7.10.1 Officers. The Board may designate one or more individuals to serve as Company officers. As the Board may determine from time to time, the Company may (but need not) appoint a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, one or more Vice Presidents (and in case of each such Vice President, with such descriptive title, if any, as the Board shall deem appropriate), a Secretary, and a Treasurer. Any two or more offices may be held by the same person, except the offices of President and Secretary. The Company may also have, at the Board’s discretion, a Chairperson of the Board who shall not be considered an officer of the Company, and an Executive Chairperson.

7.10.2 Compensation. Subject to Article 7, the compensation, including equity compensation, if any, of all Company officers and Directors shall be recommended by the Chief Executive Officer or an Officer designee of the Chief Executive Officer, subject to Board review; provided, that if a member of the Board shall serve as an officer, any compensation paid to him or her in such capacity must be approved by a Super Majority of the Board.

7.10.3 Term of Office; Removal; Filling of Vacancies. Each Company officer shall hold office until his or her successor is chosen and qualified in his or her stead or until his or her earlier death, resignation, retirement, disqualification, or removal from office. Any officer designated by the Board may be removed at any time by the Board whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Notwithstanding the foregoing, the CEO and COO of the Company in office as of the date of this Agreement shall retain their current officer roles for a minimum of 12 months from the date of this Agreement, unless there is cause (as determined by a Super Majority of the Board), or mutual agreement to otherwise change. Designation of an officer shall not of itself create contract rights. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board as defined in Section 7.10.1.

7.10.4 The following officers (and non-officer in regard to the Chairperson of the Board), if designated by the Board, shall have the following responsibilities:

(a) Chairperson of the Board - If one or more persons are elected, the Chairperson(s) of the Board shall preside at all Board meetings and he or she shall have and perform such other duties as from time to time may be assigned to him or her by the Board.

(b) Executive Chairperson - The Executive Chairperson shall be considered a Company officer and he or she, subject to such supervisory powers (if any) as the Board may give to the Chairperson of the Board (if any) or the Chief Executive Officer, shall have and perform such duties as from time to time may be assigned to him or her by the Board.

(c) Chief Executive Officer - The Chief Executive Officer shall manage, on a day-to-day basis, Company’s business, property, and affairs, subject to the Board’s direction. The Chief Executive Officer shall perform any and all acts or activities customary or incident to the day-to-day management of the Company’s business. The Chief Executive Officer shall act in accordance with directions from the Board and shall report directly to the Board. The other officers shall take directions from and report directly to the Chief Executive Officer.

(d) Chief Operating Officer/President – The Chief Operating Officer/President shall generally assist the Chief Executive Officer and shall have such powers and perform such duties and services as the Board shall prescribe of delegate from time to time to him or her.

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(e) Chief Financial Officer/Company Comptroller - If appointed, the Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its Assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and Units. The books of account shall, at all reasonable times, be open to inspection by any Director or any Member holding an Ownership Percentage of 10% or greater. The Chief Financial Officer shall deposit all moneys and other valuables in the name and to the credit of the Company with such depositories as the Board may be designate. He or she shall disburse Company funds as the Board may order and shall render to the Chief Executive Officer and Directors, whenever they request it, an account of all of his or her transactions as Chief Financial Officer and of the Company’s financial condition and shall have the powers and perform such other duties as the Board or this Agreement may prescribe. In the absence of a Chief Financial Officer the Chief Operating Officer shall fulfill such duties.

(f) Vice Presidents - each Vice President shall generally assist the President and shall have such powers and perform such duties and services as the President may prescribe or delegate from time to time to him or her.

(g) Secretary - shall keep and account for the Company’s records.

(h) Treasurer - shall be the Company’s Chief Financial Officer and shall have active control of and shall be responsible for all matters pertaining to the Company’s accounts and finances.

7.10.5 Additional Powers and Duties. In addition to the foregoing, especially enumerated duties, services, and powers, the Company officers shall perform such other duties and services and exercise such further powers as a statute or the Certificate or this Agreement may provide, or as the Board may from time to time determine. If the Board appoints a Company officer with a title that is commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation of the authority and duties that are normally associated with that office, subject to any other delegation of authority provided for herein. In addition to the designation of officers and the enumeration of their duties, services and powers, the Board may grant powers of attorney to individuals to act as agent for or on behalf of the Company, to do any act that would be binding on the Company, to incur any expenditures on the Company’s behalf, or to execute, deliver, and perform any agreements, acts, transactions or other matters on the Company’s behalf. Such powers of attorney may be revoked or modified as the Board may deem necessary.

7.11. Committees of the Board of Directors. The Board may, by resolution passed by a majority of the full Board, designate one or more committees. Each committee shall consist of at least two Directors, including one Director appointed by Ocean Biomedical, Inc. The initial committees shall consist of an Audit Committee and a Compensation Committee. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any committee meeting. In a committee member’s absence or disqualification, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Any such committee, to the extent provided in the resolution of the Board and/or in the Committee’s Charter (which shall be approved by the Board), or in this Agreement, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the Company’s seal to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending this Agreement, adopting an agreement of merger or consolidation, recommending to the holders of Units the sale, lease, or exchange of all or substantially all of the Company’s property and Assets or recommending a dissolution of the Company or any of the matters set forth in Section 7.1.

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7.12. Meetings of Members

7.12.1 Generally. The Company shall hold an annual meeting of the Members to elect Directors and such other matters as the Board may determine after receiving audited financial statements for the preceding fiscal year. Special Meetings of Members may be held at such date, time, and place in or outside of the State of Delaware as the Board or the holders of a majority of the Preferred and Common Units may fix from time to time. In the absence of any designation of a location, Members’ meetings shall be held at the Company’s principal executive office. At any Members meeting, the Board or the holders of a majority votes of the Preferred and Common Units shall appoint a person to preside at the meeting and a person to act as the meeting’s secretary. The secretary shall prepare the meeting minutes, which shall be placed in the Company’s minute book. Special Meetings of the Members may be called by the Board, or at the request of any Member(s) holding at least thirty-three (33%) in Interest of the issued and outstanding Units. Only business reserved for approval by the Members pursuant to this Agreement and within the purpose or purposes described in the notice of Special Meeting of Members may be conducted at such a meeting.

7.12.2 Place of Meetings. Meetings of the Members shall be held at such places, within or without the State of Delaware, as may from time to time be fixed by the Board. Telephone or webinar-based meetings are permitted as set forth in Section 7.12.6 herein.

7.12.3 Notice of Meetings. Written or printed notice stating the place, day and hour of each meeting of the Members and the purpose or purposes for which the meeting is called, shall be delivered to each Member entitled to vote at the meeting not less than five (5) nor more than thirty (30) days before the date of the meeting, by or at the direction of the person(s) calling the meeting. An affidavit of the mailing or other means of giving any notice (i.e. email or CARTA) of any meeting shall be executed by any officer or any secretary, assistant secretary, or any transfer agent of the Company giving the notice and shall be filed and maintained in the Company’s minute book.

7.12.4 Quorum of Members. The presence of a Majority in Interest of the Members, represented in person or by proxy, conference telephone, or similar communications equipment by means of which all persons participating in the meeting can engage with one another and participate, shall constitute a quorum at each meeting of Members for the transaction of business, except as otherwise provided by the Act. Any Member meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the voting Units represented at that meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at that meeting. When any meeting of Members is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at a meeting at which the adjournment is taken, unless the adjournment is for more than 30 days from the date set for the original meeting, or if after adjournment a new record date is fixed for the adjourned meeting. Notice of any such adjourned meeting shall be given to each Member of record entitled to vote at the adjourned meeting in accordance with Section 7.3(b). At any adjourned meeting the Members may transact any business, which might have been transacted at the original meeting.

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7.12.5 Voting by Members. Except as set forth in this Agreement, all actions of the Members shall be approved by the vote of a Majority in Interest of the Members. At any meeting of the Members, every Member having the right to vote shall be entitled to vote either in person or by proxy executed in writing by such Member. A photocopy, facsimile or similar reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this Section 7.12.5. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. Each proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Each proxy shall be delivered to the Board prior to or at the time of the applicable Members’ meeting.

7.12.6 Action Without a Meeting; Telephone or webinar-based Meetings. Any action that may be taken at any meeting of Members may be taken, without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the requisite Members needed to approve such consent; provided that promptly following such consent the Company shall provide notice of such consent to all Members. Subject to the provisions of applicable law and this Agreement regarding notice of meetings, Members may participate in and hold a meeting by using conference telephone, similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a telephone meeting pursuant to this Section 7.12.6 shall constitute presence in person at such meeting, except when a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

7.13. Indemnification.

7.13.1 General Provisions. Except as otherwise set forth herein, the Company shall indemnify, defend, and hold harmless the Company’s and its Affiliates’, if any, Directors, Members, Advisors, directors (if any), officers, agents, and employees (each herein referred to as an “Indemnitee”) against any claim, demand, controversy, dispute, cost, loss, damage, expense (including reasonable attorneys’ fees), judgment and/or liability incurred by or imposed upon the Indemnitee in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency) made or instituted by any Person other than the Company or any of its Affiliates to which the Indemnitee may be a party or may be otherwise involved, or with which the Indemnitee may be threatened, by reason of any action or omission of the Indemnitee (or the Indemnitee’s employee) in connection with the conduct of Company affairs, if the Indemnitee believed in good faith that such acts or omissions were in the Company’s best interest and if Indemnitee’s acts or omissions did not constitute fraud, criminal action, impermissible self-dealing, willful misconduct, or gross negligence. Such indemnification extends to the Indemnitee in his or her capacity, at the time the cause of action arose or thereafter, as the Company’s or any of its Affiliates’ Member, Director, director, officer, agent, or employee. Any payment for indemnification pursuant to this Section 7.13.1 shall be recoverable only from the Company’s Assets, and not from any Member’s Assets. No Indemnitee shall settle or permit the settlement of any claim or action for which the Indemnitee is entitled to indemnification without the approval of a majority of the Directors who are not themselves Indemnitees in connection with such claim or action. The foregoing right of indemnification shall be in addition to any rights to which any Indemnitee may otherwise be entitled and shall inure to the benefit of the executors, administrators, personal representatives, successors, or assigns of each Indemnitee.

7.13.2 Advance Payment of Expenses. The Company may, upon the Director’s (other than an Indemnitee’s) approval, advance the expenses incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding, or in opposing any claim arising in connection with any potential or threatened civil or criminal action, suit or proceeding, prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by such Indemnitee to repay such payment if he shall be determined to be not entitled to indemnification therefor as provided herein; provided, however, that no such advance will be made if the Indemnitee is commencing an action, suit, or proceeding against the Company, or defending an action, suit or proceeding commenced against him by the Company or any Member thereof or opposing a claim by the Company or any Member thereof arising in connection with any such potential or threatened action, suit or proceeding.

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7.13.3 Insurance. The Company may purchase and maintain insurance with such limits or coverages as the Director reasonably deems appropriate, at the Company’s expense and to the extent available, for the protection of any Indemnitee against any liability incurred by the Indemnitee in any such capacity or arising out of his or her status as such, whether or not the Company has the power to indemnify the Indemnitee against such liability. The Company may purchase and maintain insurance for the protection of any officer, director, employee, consultant, or other agent of any other organization in which the Company owns an interest or of which the Company is a creditor against similar liabilities, whether or not the Company has the power to indemnify him of her against such liabilities. Any amounts payable by the Company to an Indemnitee pursuant to the provisions of Section 7.13.1 above shall be payable first from the proceeds of any insurance recovery pursuant to policies purchased by the Company and then from the other Assets of the Company; provided, that the foregoing shall not affect the Company’s obligation to advance expenses pursuant to Section 7.13.2 hereof in circumstances in which the insurance company which has issued such policy will not advance such expenses.

7.14. Holding of Assets. All Company Property, whether real, personal, or mixed, that the Company owns shall be held in the Company’s name. Except as may be otherwise provided in a separate written agreement between the Company and a Member with respect to the Assets or other Company Property, which agreement has been approved by the Directors, each Member hereby acknowledges and agrees that such Member has no separate or individual claim against the Company either of ownership rights in the Assets or other Company Property or for compensation or other payment for the Company’s use of the Assets or other Company Property, other than such Member’s rights to allocations of Profits and Losses and distributions of Cash Flow as specified in this Agreement, any such Member hereby waives and releases any and all such claims.

7.15. Transactions with Affiliates. Subject to Section 5.11, the Company may not enter into agreements or transactions with any Member, Director, or officer (or with any Affiliate of any Member, Director or officer), and may not pay any such Person professional fees or management fees, without the written consent a majority of the disinterested Directors.

7.16. Limitations on Directors. Notwithstanding anything to the contrary in this Agreement, without Class A Approval, the Company and/or the Directors, as the case may be, shall not (a) sell, lease, license or otherwise dispose of all or substantially all of the Company’s Assets, (b) liquidate or dissolve the Company, (c) agree to any merger, consolidation, or other business combination of the Company; (d) admit any new Class A Members; (e) in any way dilute a Member’s Interest; (f) borrow any funds, refinance, or incur any debt in excess of ordinary trade debt and expenses; and/or (g) amend this Agreement.

7.17. Virion Joint Venture Charter. Notwithstanding the foregoing, the Company’s business and affairs shall be managed, and all Company powers shall be exercised in accordance with the terms of the Virion Joint Venture Charter. For so long as the Joint Venture Charter is in effect, to the extent any terms of this Agreement are contradictory to or otherwise conflict with any terms of the Joint Venture Charter, the terms of the Joint Venture Charter shall prevail. The Joint Venture Charter and this Section 7.17 shall terminate and have no further effect upon the earlier of: (a) the date on which the Members affirmatively vote to admit five (5) Directors pursuant to Sections 7.2 and 7.12.5, or (b) December 31, 2023.

7.18. Sale of Ocean Biomedical, Inc. Equity. Notwithstanding the foregoing, to the extent the Company owns, directly or indirectly, shares of Ocean Biomedical, Inc. common stock, the Ocean Unit Member and all Directors appointed by the Ocean Unit Member, shall abstain from any discussions, negotiations and/or voting regarding the sale of Ocean Biomedical, Inc.

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Article 8.

TRANSFER OF UNITS IN THE COMPANY; PUT AND CALL RIGHTS; LIMITATION ON CERTAIN ACTIONS BY DIRECTORS

8.1. Provisions Regarding Transferability of a Member’s Units. Any Transfer by a Member (the “Transferring Member”) of any of such Member’s Units must be in accordance with the provisions of this Error! Reference source not found., including, without limitation the following general provisions:

8.1.1 Except as otherwise provided in this Error! Reference source not found., in the event any Member desires to Transfer any of such Member’s Units, the Transferring Member shall give the Directors at least sixty (60) days prior written notice of the number of the Transferring Member’s Units desired to be Transferred and the name of the proposed transferee.

8.1.2 The limitations on Transfer set forth in this Error! Reference source not found. shall continue to apply to the Units so transferred.

8.1.3 No Member may Transfer any of such Member’s Units to a non-Member other than a Permitted Transferee (as defined in Section 8.2.1) except with the Directors’ prior consent (which consent may be withheld in the Directors’ sole discretion) and in accordance with the provisions of this Error! Reference source not found.. Any purported Transfer in violation of this Error! Reference source not found. shall be null and void and of no effect. Each Member also agrees, absent the Director’s prior written consent, not to (i) grant any proxy or enter into or agree to be bound by any voting trust or voting agreement with respect to its Units, or (ii) enter into any agreement or arrangement of any kind with any Person with respect to its Units inconsistent with the provisions of this Agreement, including, but not limited to, agreements or arrangements with respect to the disposition of or voting in respect of such Units.

8.1.4 A Person who acquires a Member’s Units but is not admitted as a new Member in accordance with this Agreement, or a Person who acquired only the right to distributions of cash from the Company, shall only be entitled to the allocations and distributions with respect to such Units in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the records or books of the Company, and shall not have any other rights of a Member under the Act or this Agreement.

8.1.5 Each transferee of Units shall, prior to admission as a Member, expressly agree, in a writing satisfactory to the Directors, (i) to be bound by all of the terms of this Agreement, and (ii) to assume and agree to perform all of the transferor Member’s agreements and obligations existing or arising at the time of and subsequent to such Transfer with respect to the transferred Units. All reasonable expenses associated with effecting the Transfer shall be paid by the transferee.

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8.2. Permitted Transfers.

8.2.1 Subject to compliance with this Error! Reference source not found., a Transferring Member may effect a Transfer of any of the Transferring Member’s Units to any of the following Persons: (i) to a Transferring Member’s wholly-owned subsidiary, to a parent entity owning all of the voting power of the Transferring Member or to a wholly-owned subsidiary of the parent, (ii) to any Transferring Member’s Immediate Family Member, their respective estates, and the beneficiaries thereof, or to any trust, limited liability company, corporation, partnership, or other estate-planning vehicles for the benefit of the Immediate Family Member, or (iii) a Wistar Assignee (as defined below) (each such Person in clauses (i),(ii), and (iii) a “Permitted Transferee”). For purposes of this Section 8.2.1, “Immediate Family Member” shall mean such Transferring Member’s child, parent, spouse, or other lineal descendant. “Wistar Assignee” means (i) a Wistar inventor of the patent rights licensed by Wistar to Company under the License Agreement, (ii) any entity to which Wistar’s preemptive rights have been assigned either by Wistar or another entity, or (iii) any entity Wistar owns or controls.

8.2.2 The Transferring Member shall promptly notify the Directors, in writing, of any Transfer to a Permitted Transferee and provide such other information with respect to such Transfer as the Directors shall reasonably request. Notwithstanding any contrary provision in this Agreement, no Permitted Transferee shall, by virtue of such Transfer, acquire voting rights or any other non-economic rights otherwise afforded to Members without the approval of the Directors.

8.2.3 Notwithstanding the foregoing, the parties hereby acknowledge that any securities purchased pursuant to the Company’s equity capitalization shall be subject to approval of a majority

8.3. Preemptive Rights. If the Company has raised or expended the Dilution Protection Cap limit and the Company proposes to sell any equity securities or securities that are convertible into equity securities of the Company (collectively, “Equity Securities”) in a financing, then The Wistar Institute “Wistar” and/or its Assignee (as defined below) will have the right to purchase up to that portion of the Equity Securities that equals Wistar then current, fully diluted percentage ownership of the Company on the same terms and conditions as are offered with respect to such Equity Securities sold in such financing, provided that upon notification to Wistar that financing is conducted with general terms, Wistar or its Assignee will have five (5) business days to determine whether it will participate in purchasing Equity Securities as permitted under this Section. For the purposes of this Section 8.5.1, the term “Assignee” means (1) any entity to which Wistar’s preemptive rights have been assigned either by Wistar or another entity, or (2) any entity that is owned or controlled by Wistar.

Article 9.

WITHDRAWAL OF A MEMBER

9.1. No Right to Withdraw. No Member shall have any right to voluntarily resign or otherwise withdraw from the Company as a Member except (a) following the Transfer of all of his, her or its Units pursuant to the terms of this Agreement and (b) as may be otherwise approved by the Directors in particular circumstances.

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Article 10.

DISSOLUTION AND WINDING UP OF THE COMPANY

10.1. Dissolution of the Company. Subject to the other terms set forth in this Agreement, the Company shall be dissolved upon the first to occur of the following events:

10.1.1 The Director’s determination to dissolve the Company upon or at any time after the sale or other disposition of all or substantially all of the Company’s property and Assets; or

10.1.2 An order by a court of competent jurisdiction decrees that the Company be dissolved.

10.2. Winding Up of the Company. Upon the Company’s dissolution, the Directors or other Person appointed by the Directors, shall take full account of the Company’s Assets and liabilities and the Assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

10.2.1 First, to the payment and discharge of all of the Company’s debts and liabilities, including establishment of any necessary contingency reserves; and

10.2.2 Thereafter, to the Members as provided in Section 6.2.

10.3. Distribution In Kind. Any Company Property distributed in kind in the liquidation shall be valued at its fair market value as the Directors determine. The difference between the value of any item of Company Property distributed in kind and its Book Value shall be treated as a gain or loss on the disposition of Company Property and shall be allocated among the Members as provided in Article 6.

10.4. Certificate of Cancellation. Upon completion of the distribution of Company Assets as provided in this Article 10, the Company is terminated (and shall not be terminated prior to such time), and the Directors (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Delaware Secretary of State, cancel any other filings made pursuant to this Agreement and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 10.4.

10.5. No Deficit Restoration Obligation. Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Regulations section 1.704-1(b)(2)(ii)(g), if any Member has a deficit Capital Account balance (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all fiscal years, including the fiscal year in which the liquidation occurs), such Member shall have no obligation to make any Capital Contribution to the Company, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

10.6. Return of Capital Contribution Nonrecourse. Except as provided by law or as expressly provided in this Agreement, upon dissolution each Member or other holder of an Interest shall look solely to the Company’s Assets for the return of any Capital Contribution with respect to his, her, or its Interest. If the Company’s property remaining after the payment or discharge of the Company’s debts and liabilities is insufficient to return the Capital Contributions to one or more Members or other holders of Units, the Members or other holders of Units shall have no recourse against any other Member or Director.

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Article 11.

BOOKS OF ACCOUNTS, ACCOUNTING,
REPORTS, FISCAL YEAR, BANKING AND TAX MATTERS MEMBER

11.1. Accounting, Books and Records. The Company shall maintain at its principal place of business, or such other places as the Directors may determine, books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the Company’s conduct and the operation of its business in accordance with an accounting method selected by the Directors consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement. The Company shall use the accounting method to prepare its annual reports and for tax purposes and shall keep its books and records as the Directors determine. The Company shall retain any such books of account in compliance with any relevant federal and state income tax laws or other applicable law. If the Directors determine it is necessary or advisable, the Company shall obtain audited financials within a commercially reasonable time following the calendar year end.

11.2. Other Records.

The Company shall maintain at its principal place of business the following:

11.2.1 A current list of each Member’s full name and last known business address;

11.2.2 A copy of the Certificate of Formation, all amendments thereto, and executed copies of any powers of attorney pursuant to which the same have been executed;

11.2.3 A copy of this Agreement, all amendments thereto, and executed copies of any written powers of attorney pursuant to which the same have been executed;

11.2.4 Copies of any federal, state, and local income tax returns and reports of the Company for the three most recent years or any longer period required by relevant federal and state income tax laws; and

11.2.5 Copies of any financial statements of the Company for the three most recent years or any longer period required by relevant federal and state income tax laws or other applicable law.

11.3. Fiscal Year. The fiscal year of Company shall be the calendar year or such other year as the Directors may select.

11.4. Company Funds. All Company funds shall be deposited in the Company’s name in a separate bank account or accounts or in an account or accounts of a savings and loan association, mutual fund, or brokerage firm as the Directors determine.

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11.5. Tax Matters Member. The Directors shall designate a Member to serve as the Company’s “Tax Matters Member” defined as having the meaning ascribed to the term “tax matters partner” in the Code. In such capacity, the Tax Matters Member is hereby authorized and empowered to act for and represent the Company and each of the Members before (i) the Internal Revenue Service (“Service”) in any audit or examination of any Company tax return, and (ii) any court selected by the Members for judicial review of any adjustment assessed by the Service. The Tax Matters Member shall act only after consultation with the Directors. The Members specifically acknowledge, without limiting the general applicability of this Section 11.5, that the Tax Matters Member shall not be liable, responsible or accountable for damages or otherwise to the Company or any Member with respect to any action taken by him in his capacity as the Tax Matters Member, provided he used reasonable business judgment with respect to the action taken. All out-of-pocket expenses incurred by the Tax Matters Member in his capacity as the Tax Matters Member shall be considered expenses of the Company for which the Tax Matters Member shall be entitled to full reimbursement.

11.6. Budget Act Provisions. For tax audits related to Accounting Periods, the following provisions shall apply:

(a) The Directors shall select a “Partnership Representative” of the Company pursuant to Code Section 6223(a), as amended by the Bipartisan Budget Act of 2015 (the “2015 Act”). Any cost or expense incurred by the Partnership Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, will be paid by the Company. The Partnership Representative shall be accountable and report to the Directors and may not file a petition in Tax Court, cause the Company to pay the amount of any tax adjustment to the IRS, or make the election under Code Section 6226 (as amended by the 2015 Act), without the Directors’ approval. Upon an audit subject to this Section11.6(a), the Members agree to cooperate in good faith, including without limitation by timely providing information reasonably requested by the Partnership Representative and making elections and filing amended returns reasonably requested by the Partnership Representative, and by paying any applicable taxes, interest and penalties.

(b) If the Company pays any imputed adjustment amount under Code Section 6225 as amended by the 2015 Act, the Directors shall, in their sole discretion, determine the Member (or former Members) to whom such liability relates and their relative shares of such liability (each share a “Partnership Tax Share”). Within sixty (60) days of receiving a final notice from the IRS under Code Section 6225, the Directors shall seek payment from the Members (including any former Member) for their respective Partnership Tax Shares, and each such Member hereby agrees to pay such Partner’s Partnership Tax Share to the Company, and such amount shall not be treated as a Capital Contribution. Any Partnership Tax Share not paid by a Member (or former Member) within sixty (60) days from the notice provided by the preceding sentence shall be treated as a loan made by the Company to such Member (or former Member) and shall bear interest at an annual rate equal to the Prime Rate published in the Wall Street Journal on June 1 and January 1 of each year (or the first day thereafter if not published on such date) plus five percent (5%) (unless such rate exceeds the limit allowed by law, in which case the rate shall be lowered to the maximum amount permitted by law). Further, the Company shall offset a Member’s rights to a distribution under Section 6.1 or Section 10.2 by such Member’s unsatisfied Partnership Tax Share (plus accrued interest under the preceding sentence). Each Member acknowledges that, notwithstanding the transfer of all or any portion of its interest in the Company, it shall remain liable for such Member’s Partnership Tax Share related to the Company’s Accounting Periods prior to such Member’s transfer. Each Member’s or former Member’s obligations under this Section 11.6(b) shall survive any transfer or redemption of Units and the termination of this Agreement or the Company’s dissolution.

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11.7. Tax Reporting. The Company shall use commercially reasonable efforts to furnish to each Member (i) within 90 days after the end of each fiscal year of the Company, or as soon as reasonably practicable thereafter, a United States Internal Revenue Service Schedule K-1, “Partner’s Share of Income, Deductions, Credits, etc.” (or, if the Company is not required to file a U.S. federal income tax return for such fiscal year, the equivalent thereof), for such fiscal year with respect to the Company and such other information reasonably requested by any Member that such Member may require in order for it or any of its partners to comply with its U.S. federal income tax reporting obligations with respect to their respective interests in the Company and (ii) promptly upon request such other information reasonably requested by any Member in order to withhold tax or to file tax returns and reports or to furnish tax information to any of their respective partners with respect to the Company.

Article 12.

MISCELLANEOUS

12.1. Agreement for Further Execution. The Directors agree to sign, swear to, or acknowledge any certificates or filings whether or not such certificate or filing is required by the laws of the State of Delaware or any other state; to sign, swear to, or acknowledge any amendment or cancellation of such certificate or filings whether or not such amendment or cancellation is required by law; to sign, swear to or acknowledge such other certificates, filings, documents or affidavits of assumed name, trade name or the like and any amendments or cancellations thereof, that may be required for conduct of the Company’s business that are contemplated by this Agreement and to cause the filing of any of the same for record wherever such filing shall be required by law. This Section 12.1 shall not prejudice or affect Class A Members’ rights to approve certain amendments to this Agreement as herein provided.

12.2. Amendments. Except as otherwise provided herein, any provision of this Agreement may be amended, modified or waived upon unanimous approval of the Board; provided, that in the event that such modification, amendment, or waiver would materially and adversely affect a holder or group of holders (the “Affected Holders”) of any class or series of Units in a manner substantially different than any other holders of such class or series, then such modification, amendment or waiver will require the consent of such Affected Holder or of a majority in interest of such group of holders of such class or series, as applicable, that are so materially and adversely affected. No increase in the amount required to be contributed to the Company by the Members or any class of Members, other than as required herein or under applicable law, may be made without all such Members’ consent. A copy of any such alteration, modification, or amendment shall be provided to each Member within a reasonable time after the effectiveness thereof. Notwithstanding anything herein to the contrary, the execution of a Joinder Agreement hereto shall not be considered a modification, amendment, or waiver of any of the provisions of this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

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12.3. Notices.

12.3.1 Any notice required under this Agreement shall be made in writing and sent by registered or certified mail, return receipt requested, postage prepaid, personally delivered or commercial overnight courier service, addressed as set forth below:

12.3.2 If to the Company:

Virion Therapeutics, LLC

Attn: Andrew Luber, PharmD, CEO

7 Creek Bend Ct.

Newark, DE 19711

With copy to:

Janis Penman, Esq

BakerHostetler

Washington Square

1050 Connecticut Ave, N.W. | Suite 1100

Washington, DC 20036-5403

T +1.202.861.1622

jpenman@bakerlaw.com

With copy to:

Ocean Biomedical, Inc.

55 Claverick St., Room 325

Providence, Rhode Island 02903

Attn: Elizabeth Ng, CEO

eng@oceanbiomedical.com

and:

Dykema Gossett PLLC

111 E Kilbourn Ave

Suite 1050

Milwaukee, WI 53202

Attn: Kate Bechen, Esq.

Facsimile No.: (866) 945-9792

Telephone No.: (414) 488-7333

Email: KBechen@dykema.com

12.3.3 If to any Member, such notice shall be mailed to the Member’s address appearing on such Member’s counterpart signature page to this Agreement.

12.3.4 Any Member may change the address to which notice is to be sent by giving notice of such change to the Company in conformity with this Section 12.3.4. The Directors may change the address to which notice is to be sent to the Company or the Directors by giving notice of such change to the Members in conformity with this Section 12.3.4.

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12.3.5 Any such notice shall be deemed to be delivered, given and received for all purposes as of (i) the date personally delivered if delivered by a commercial messenger service, (ii) as of the third business day after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, if sent by registered or certified mail, or (iii) the business day after which the same was sent by commercial overnight courier service.

12.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflicts of laws principles.

12.5. Binding Nature of Agreement. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Members and their personal representatives, successors and assigns.

12.6. Additional Members. Each substituted, additional, or successor Member shall become a signatory hereof by signing such number of counterparts of this Agreement and such other instrument or instruments and in such manner, as the Directors shall determine. By so signing, each substituted, additional, or successor Member, as the case may be, shall be deemed to have adopted and to have agreed to be bound by all the provisions of this Agreement; provided, however, that no such counterpart shall be binding until it shall have been signed by the Company.

12.7. Validity. In the event that all or any portion of any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

12.8. Entire Agreement. This Agreement, the License Agreement, and any subscription agreements with respect to the issuance of Units by the Company, and all schedules hereto and thereto, constitute the entire understanding and agreement among the Parties hereto with respect to the subject matter hereof, and all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written with respect to the subject matter hereof except as contained herein.

12.9. Indulgences, Etc. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same; nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

12.10. Execution in Counterparts and by Electronic Means or Facsimile. This Agreement may be executed in multiple counterparts, all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.11. Paragraph. The paragraph headings in this Agreement are for convenience only, form no part of this Agreement, and shall not affect its interpretation.

12.12. Number of Days. In computing the number of days for the purpose of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then such final day shall be deemed to be the next day which is not a Saturday, Sunday, or holiday; provided, further, however that any reference to “business days” herein shall not include any Saturday, Sunday, or holiday.

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12.13. Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or that party’s legal representative drafted such provision.

12.14. Corporate Authority. Any entity signing this Agreement represents and warrants that the execution, delivery and performance of this Agreement by such entity has been duly authorized by all necessary corporate or trustee action.

12.15 Third Party Beneficiaries. Notwithstanding anything herein to the contrary, no provision of this Agreement is intended to benefit any party other than the Members, the Indemnitees and their successors and assigns and shall not be enforceable by any other party.

12.15. Appointment of Attorney-in-Fact. Subject to the limitations on the Directors’ powers set forth in this Agreement, each Member (other than Wistar) hereby irrevocably constitutes and appoints Andrew D. Luber (the “Authorized Director”) as such Member’s true and lawful attorney-in-fact, with full power of substitution, and with such Authorized Director having full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record with the appropriate public offices such certificates, instruments and documents as may be necessary or appropriate to carry out the provisions of this Agreement or effectuate any action properly taken by or on behalf of the Company, including, but not limited to, (subject to the limitations on such Authorized Director’s authority set forth in this Agreement) any amendments to this Agreement or the Certificate of Formation approved as provided herein. The appointment by such Member of such Authorized Director as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of such Authorized Director to act as contemplated by this Agreement in any filing and other action by such Authorized Director on behalf of the Company and, shall to the fullest extent permitted by this Agreement and by applicable law, survive the Bankruptcy, death or incompetency of any Member hereby given such power.

12.16. Arbitration.

12.16.1 Any issue, controversy, dispute or claim arising out of or relating to this Agreement or its alleged breach that cannot be resolved by mutual agreement shall be resolved exclusively by arbitration by a three (3) arbitrator panel in Wilmington, Delaware in accordance with the commercial arbitration rules of the American Arbitration Association and judgment on any award rendered by the arbitrators may be entered by any court having jurisdiction thereof. It is acknowledged by the parties hereto that money damages may be inadequate to compensate the non-breaching party for a breach of the terms of this Agreement, and that the non-breaching party shall be entitled to specific performance of the terms of this Agreement.

12.16.2 The decision of the arbitrators shall be final, conclusive, binding and non-appealable. Each shall pay its own costs and expenses of arbitration.

12.16.3 Any Member may submit a matter to arbitration by written notice to the Company and to any other party to the dispute, which notice shall designate an arbitrator. Within ten days following receipt of such notice, the other party shall select an arbitrator by written notice to the Company and the initiating party. The two arbitrators so selected shall, within 30 days of their selection, select an arbitrator, and the person so selected shall serve as the arbitrator hereunder.

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12.16.4 The determination of a majority of the arbitrator(s) shall be conclusive and binding upon the parties and judgment upon the same may be entered into any court having jurisdiction thereof. The arbitrators are hereby authorized to determine which parties are to pay the fees and expenses of the arbitrators and in what proportions. Notwithstanding the provisions of this Section 12.16.4, any dispute or arbitration during the term of this Agreement shall not relieve any party from its obligations hereunder. Each party to any arbitration pursuant to this Section 12.16.4 shall use its reasonable best efforts to complete all proceedings of such arbitration as promptly as reasonably practicable.

12.17. Confidentiality. Each Member agrees that, except as otherwise consented to by the Directors, to use commercially reasonable efforts to ensure that all non-public information furnished to such Member pursuant to this Agreement will be kept confidential and will not be disclosed by such Member, or by any of such Member’s agents, representatives or employees, in any manner, in whole or in part, except that (a) each Member shall be permitted to disclose such information to those of such Member’s agents, representatives and employees who need to be familiar with such information in connection with such Member’s investment in the Company and who are charged with an obligation of confidentiality, (b) each Member shall be permitted to disclose such information to such Member’s Affiliates, partners and equity holders so long as they agree to keep such information confidential on the terms set forth herein, (c) each Member shall be permitted to disclose information to the extent required by law or by a court or regulatory body having jurisdiction over such Member, so long as such Member shall, to the extent legally permitted, have first provided the Company a reasonable opportunity to contest the necessity of disclosing such information and (d) each Member shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Member arising under this Agreement. Notwithstanding the foregoing, and for the avoidance of doubt, the provisions of this Section 12.17 will not apply to any information exchanged between Wistar and the Company pursuant to the License Agreement.

[Signatures on following page]

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IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the day and year first above written.

OCEAN CLASS MEMBER:		COMPANY:

OCEAN BIOMEDICAL, INC.

By:	/s/ Chirinjeev Kathuria	By:	/s/ Andrew D. Luber
Name:	Dr. Chirinjeev Kathuria	Name:	Andrew D. Luber, Pharm.D.
Title:	Executive Chairman	Title:	Chief Executive Officer

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SCHEDULE A

1) Special Allocations

(a) Special Tax Allocations.

(i) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1 (b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Capital Account deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 1)(a)(i) shall be made if and only to the extent that such Member would have a Capital Account deficit after all other allocations provided for in Article 6 hereof have been tentatively made as if this Section were not in the Agreement.

(ii) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Membership fiscal year that is in excess of the amount such Member is deemed to be obligated to restore pursuant to the next to last sentences of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 1(b) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in Article 6 have been tentatively made as if Section 1)(a)(i) hereof and this Section 1)(a)(ii) were not in the Agreement.

(iii) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increased the basis of the Asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section 1.704-1(b)(2)(iv)(m) of the Regulations.

(iv) Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Schedule A or of Article 6 of this Agreement, if there is a net decrease in Company Minimum Gain, during any fiscal year or other applicable period, each Member shall be specially allocated items of Company income and gain for such fiscal year or other applicable period (and, if necessary, subsequent fiscal years or other applicable periods) in an amount equal to such Member’s share of such net decrease, determined in accordance with Regulations section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This paragraph is intended to comply with the minimum gain chargeback requirement in section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(v) Member Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Schedule A or of Article 6 of this Agreement, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal year or other applicable period, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such fiscal year or other applicable period (and, if necessary, subsequent fiscal years or other applicable periods) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This paragraph is intended to comply with the minimum gain chargeback requirement in section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

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(vi) Curative Allocations. The Regulatory Allocations consist of the allocations pursuant to Sections 1(a) through 1(c) hereof. Notwithstanding any other provision of this Agreement, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

(vii) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Members in accordance with their respective interests, as determined by the Directors. For purposes of determining each Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations section 1.752-3(a)(3), such excess nonrecourse liabilities shall be allocated to and among all of the Members in accordance with their respective interests, as determined by the Directors.

(viii) Curative Allocations. The Regulatory Allocations consist of the allocations pursuant to Sections 1)(a)(i) through 1)(a)(vii) hereof. Notwithstanding any other provision of this Agreement, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

(b) Other Allocations Rules.

(i) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly or other basis, as determined by the Directors using any permissible method under Code Section 706 and the Regulations thereunder.

(ii) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

(iii) Section 704(c) Tax Allocations. Tax items with respect to any Company asset that is contributed to the Company with a Book Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as selected by the Directors acting in good faith. If the Book Value of any Company asset is adjusted pursuant to the definition of Book Value in Article 1, subsequent allocations of income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Regulations as selected by the Directors acting in good faith. Allocations pursuant to this Schedule A are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses and any other items or distributions pursuant to any provision of this Agreement.

(iv) The Members are aware of the income tax consequences of the allocations made by this Schedule A and hereby agree to be bound by the provisions of this Schedule A in reporting their shares of Company income and loss for income tax purposes.

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2) Definitions. The following defined terms used in this Schedule A shall have the meanings specified below.

(a) “Company Minimum Gain” shall have the meaning set forth for “partnership minimum gain” in sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

(b) “Member Nonrecourse Debt” shall have the meaning set forth for “partner nonrecourse debt” in section 1.704-2(b)(4) of the Regulations.

(c) “Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with section 1.704-2(i)(3) of the Regulations.

(d) “Member Nonrecourse Deductions” shall have the meaning set forth for “partner nonrecourse deductions” in sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

(e) “Nonrecourse Deductions” shall have the meaning set forth in section 1.704-2(b)(1) of the Regulations.

(f) “Nonrecourse Liability” shall mean a liability of the Company for which no Member bears the economic risk of loss within the meaning of section 1.752-2 of the Regulations.

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Exhibit A

Capitalization Table

[Attached.]

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Exhibit B

virion joint venture executive committee charter

[Attached.]

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